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October 4, 1996



Securities and Exchange Commission
450 Fifth St., N.W.
Washington, D.C.  20549

RE: ICMG REGISTERED VARIABLE LIFE SEPARATE ACCOUNT ONE ("SEPARATE ACCOUNT") ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY ("COMPANY")

Dear Sirs:

This opinion is furnished in connection with the registration statement under the Securities Act of 1933 as amended, of a certain group flexible premium variable life insurance policy (the "Policy") and certificates issued thereunder (the "Certificates") that will be offered and sold by ITT Hartford Life and Annuity Insurnace Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Certificates used in this Registration Statement accurately reflect reasonable estimates of projected performance of the Certificates under the stipulated rates of investment return, the contractual expense deductions and cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Securities Act Registration Statement on Form S-6 and to the reference to my name under the heading "Experts" in the Prospectus included in the Securities Act Registration Statement.

Very truly yours,

/s/ Peter J. Vogt

Peter J. Vogt, FSA, MAAA
Assistant Actuary